Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Symmetry Medical Inc. for the registration of debt securities, common stock, preferred stock, and warrants and to the incorporation by reference therein of our reports dated March 8, 2013, with respect to the consolidated financial statements of Symmetry Medical Inc., and the effectiveness of internal control over financial reporting of Symmetry Medical Inc., included in its Annual Report (Form 10-K) for the year ended December 29, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

April 18, 2013